Exhibit (a)(1)(E)

Amended and Restated

Offer to Purchase and Exchange

Outstanding Warrants to Purchase Common Stock

of

Westway Group, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON TUESDAY, SEPTEMBER 21, 2010, UNLESS THE OFFER IS EXTENDED.

Westway Group, Inc. (“Westway,” the “Company,” “we,” “us” or “our”) is offering to holders of up to 45,999,900 warrants, each exercisable into one share of its common stock, par value $0.0001 per share, for $5.00 per share (the “warrants”), the opportunity to receive either (i) $0.13 per warrant tendered by the holder, net to such holder in cash, without interest and less any required withholding taxes (the “Cash Purchase Price”), (ii) one share of Westway’s class A common stock for every 30 warrants tendered for exchange and not tendered for cash (the “Exchange Ratio”) by the holder or (iii) any combination of cash and stock as the holder may elect on the terms set forth above.

The offer is upon the terms and subject to certain conditions described in this Amended and Restated Offer to Purchase and Exchange (this “Offer to Purchase and Exchange”) and in the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal,” which together with the Offer to Purchase and Exchange, as they may be amended or supplemented from time to time, constitute the “Offer”).

Warrants eligible to be tendered pursuant to the Offer include 45,999,900 warrants issued in our initial public offering, but do not include 1,400,000 warrants included in units which representatives of the underwriters in our initial public offering have an option to purchase (the “Underwriter Warrants”) or 5,214,286 warrants issued to our founders in a private placement in connection with our initial public offering (the “Founder Warrants”).

The Offer is subject to important conditions, including that there are validly tendered and not withdrawn before the expiration of the Offer an aggregate number of warrants representing at least 70% of the total number of warrants outstanding (not including the Underwriter Warrants or the Founder Warrants). See Section 6.

Warrant holders must complete the Letter of Transmittal in order to properly tender warrants pursuant to the Offer. Only warrants properly tendered and not properly withdrawn will be purchased. No fractional shares of our class A common stock will be issued. If a warrant holder’s election results in fractional shares of our class A common stock to be issued, such warrant holder will instead receive cash equal to the value of such fractional share based on a price of $3.90 per share of our class A common stock. We will return, at our expense and promptly following the expiration of the Offer, any warrants that we do not purchase in the Offer. See Sections 1 and 6.

Our payment of the Cash Purchase Price for warrants tendered for cash pursuant to the Offer, and our payment of related fees and expenses, will be made with our existing cash reserves, available borrowings under our existing revolving credit facility or both. Financing is not a condition to the Offer. See Section 8.

The warrants are listed on The NASDAQ Capital Market and trade under the symbol “WWAYW.” As of September 7, 2010, the last reported sale price of our warrants, as reported by The NASDAQ Capital Market, was $0.13 per warrant. Our shares of class A common stock and our units, each comprising one share of our class A common stock and two warrants, are also listed on The NASDAQ Capital Market and trade under the symbols “WWAY” and “WWAYU,” respectively. As of September 7, 2010, the last reported sale price per share of our class A common stock, as reported by The NASDAQ Capital Market, was $3.07 and as of September 7, 2010,

the last reported sale price per unit, as reported by The NASDAQ Capital Market, was $6.01. Warrant holders should obtain current market quotations for the warrants and our class A common stock before deciding whether to tender their warrants pursuant to the Offer. See Section 7.

This Offer is only open for warrants. You may tender warrants that are included in units, but to do so you must separate such warrants from the units prior to tendering such warrants. See Section 3.

The shares of our class A common stock to be issued pursuant to the Offer are being offered and issued pursuant to the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided under Section 3(a)(9) of the Securities Act. Shares of our class A common stock so issued in exchange for warrants that are freely tradable and not subject to any resale restrictions will similarly be freely tradable and not subject to any resale restrictions. Shares of our class A common stock issued in exchange for warrants, if any, that are held by our “affiliates” within the meaning of the Securities Act and as a result are subject to resale restrictions under the Securities Act will themselves be subject to such resale restrictions. See Section 5.

It is our current intent not to conduct another tender offer for the warrants prior to their expiration on May 24, 2011. However, we reserve the right to do so in the future, including by redemption of the warrants if and when we are permitted to do so pursuant to the terms of the warrants.

Our current directors and executive officers are eligible to participate in the Offer. However, as of the date of this Offer to Purchase and Exchange, none of our current directors or executive officers holds outstanding warrants which are eligible to be tendered pursuant to the Offer. See Section 10.

Our board of directors has approved the Offer. However, neither we, our board of directors, the Information Agent, nor the depositary for the Offer (the “Depositary”) is making any recommendation to you as to whether to tender or refrain from tendering your warrants pursuant to the Offer. You must make your own decision as to whether to tender your warrants and, if so, how many warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and Exchange and in the Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your warrants with your broker, if any, or other financial advisor.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer to Purchase and Exchange or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

We are not making the Offer to, and will not accept any tendered warrants from, warrant holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to warrant holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your warrants pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and Exchange and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase and Exchange or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer to Purchase and Exchange.

IMPORTANT PROCEDURES

If you wish to tender all or any portion of your warrants, you must do one of the following before the Offer expires:

•

if your warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee and have such nominee tender your warrants for you;

•

if you hold warrants registered in your own name, you must deliver your warrants by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in Section 3), together with any required signature guarantees, to the Depositary;

•

if you are an institution participating in The Depository Trust Company, you must tender your warrants according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase and Exchange; or

•

if you are the holder of our units, each comprising a share of our common stock and two warrants, and wish to tender warrants included in such units, you must separate the warrants from the units prior to tendering your warrants pursuant to the Offer. If your units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must instruct your broker, dealer, commercial bank, trust company or other nominee to do so or, if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so. See Section 3.

To tender warrants pursuant to the Offer properly, other than warrants registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

Questions and requests for assistance regarding the Offer may be directed to Morrow & Co., LLC, our Information Agent for the Offer, at the telephone numbers and address set forth on the back cover of this Offer to Purchase and Exchange. You may request additional copies of this Offer to Purchase and Exchange and the other Offer documents from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase and Exchange.

September 8, 2010

SUMMARY

The following are some of the questions you, as a holder of warrants, may have about the Offer and answers to those questions. You should carefully read this Offer to Purchase and Exchange and the Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and Exchange and the Letter of Transmittal. Where appropriate, we have included references to the relevant sections of this Offer to Purchase and Exchange where you can find a more complete description of the topics addressed in this summary.

Why am I receiving these materials?

We are providing these materials to provide you with new information regarding the Offer.

I appear to have received similar materials, dated August 9, 2010 and September 8, 2010. Why am I receiving these materials twice?

We have revised the terms of the Offer, including the economic terms, and these materials amend and restate the existing Offer.

What if I already tendered warrants using the letter of transmittal that I previously received?

Regardless of whether the warrants were otherwise validly tendered using the letter of transmittal that you previously received, you must now complete and submit the enclosed Amended and Restated Letter of Transmittal to participate in the Offer.

Who is making the Offer?

Westway Group, Inc.

What is the background and purpose of the Offer?

We are making the Offer to reduce the number of outstanding warrants because we believe that the substantial number of warrants now outstanding creates uncertainty in our capital structure, as well as opportunities for arbitrage that may adversely affect trading prices of our securities. We believe the reduction in the number of outstanding warrants will provide greater certainty to investors and potential investors regarding the number of shares of our common stock that are, and may become, outstanding in the future. We also anticipate that the Offer will increase our public float and liquidity in the trading market for our class A common stock as the additional shares of our class A common stock issued pursuant to the Offer are traded over time. See Section 2.

What is the Offer?

We are offering to holders of up to 45,999,900 warrants, each exercisable into one share of our common stock for $5.00 per share, the opportunity to receive either (i) $0.13 per warrant tendered by the holder, net to such holder in cash, without interest and less any required withholding taxes (the “Cash Purchase Price”), (ii) one share of our class A common stock for every 30 warrants tendered for exchange and not tendered for cash (the “Exchange Ratio”) by the holder or (iii) any combination of cash and stock as the holder may elect on the terms set forth above. See Section 1.

The Offer is upon the terms and subject to certain conditions described in this Offer to Purchase and Exchange and in the Letter of Transmittal. Warrants eligible to be tendered pursuant to the Offer include

45,999,900 warrants issued in our initial public offering, but do not include the Underwriter Warrants or the Founder Warrants. The Offer will expire at 12:00 midnight, New York City time, on Tuesday, September 21, 2010, unless extended.

Warrant holders must complete the Letter of Transmittal in order to properly tender warrants pursuant to the Offer. Only warrants properly tendered and not properly withdrawn will be purchased. No fractional shares of our class A common stock will be issued. If a warrant holder’s election results in fractional shares of our class A common stock to be issued, such warrant holder will instead receive cash equal to the value of such fractional share based on a price of $3.90 per share of our class A common stock. We will return, at our expense and promptly following the expiration of the Offer, any warrants that we do not purchase in the Offer. See Sections 1 and 6.

Are shares of Westway’s common stock or Westway’s units included in the Offer?

No. The Offer is only for warrants. You may not tender shares of our common stock or our units, each comprising a share of our common stock and two warrants. If you wish to tender warrants included in our units, you must first separate the warrants from the units prior to tendering your warrants pursuant to the Offer. If your units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must instruct your broker, dealer, commercial bank, trust company or other nominee to do so or, if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so. See Section 3.

Is financing a condition to the Offer?

Financing is not a condition to the Offer. Our payment of the Cash Purchase Price for warrants tendered for cash pursuant to the Offer, and our payment of related fees and expenses, will be made with our existing cash reserves, available borrowings under our existing revolving credit facility or both. See Section 8.

What will happen as of the expiration of the Offer?

Upon the terms and subject to certain conditions of the Offer, promptly following the Expiration Date, we will determine which warrant holders properly tendered warrants and, with respect to each such warrant holder, will:

•

accept for payment and pay for (and thereby purchase) in cash all warrants properly tendered by such warrant holder for the Cash Purchase Price and not properly withdrawn before the Expiration Date; and

•

accept for payment and issue our class A common stock in exchange for (and thereby purchase) all warrants properly tendered by such warrant holder in exchange for shares of our class A common stock (and not for cash) and not properly withdrawn before the Expiration Date.

We will make cash payments for warrants purchased in the Offer by depositing the aggregate Cash Purchase Price for such warrants with the Depositary, which will act as agent for tendering warrant holders for the purpose of receiving payment from us and transmitting payment to tendering warrant holders. See Section 5.

When and how will Westway pay the Cash Purchase Price for the warrants tendered for cash pursuant to the Offer?

We will pay the Cash Purchase Price in cash, without interest and less any required withholding taxes, for the warrants tendered for cash pursuant to the Offer that we purchase promptly after the expiration of the Offer and the acceptance of such warrants for payment. We will pay for such warrants accepted for purchase by depositing the aggregate Cash Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment of the Cash Purchase Price for all of your warrants accepted for payment. See Section 5.

When and how will Westway issue the shares of its class A common stock for the warrants tendered for exchange pursuant to the Offer?

If you properly tender your warrants for exchange for shares of our class A common stock pursuant to the Offer and we accept such warrants, we will issue your shares of class A common stock promptly after the expiration of the Offer. You will be the record holder of your shares and they will be registered in your name on the books and records maintained for us by the transfer agent for our class A common stock (currently Continental Stock Transfer & Trust Company). See Section 5.

No fractional shares of our class A common stock will be issued. If a warrant holder’s election results in fractional shares of our class A common stock to be issued, such warrant holder will instead receive cash equal to the value of such fractional share based on a price of $3.90 per share of our class A common stock. We will return, at our expense, any warrants that we do not purchase in the Offer promptly following the expiration of the Offer. See Section 1.

Will the shares of Westway’s class A common stock issued pursuant to the Offer be eligible for resale without restriction?

The shares of our class A common stock to be issued pursuant to the Offer are being offered and issued pursuant to the exemption from registration under the Securities Act provided under Section 3(a)(9) of the Securities Act. Shares of our class A common stock so issued in exchange for warrants that are freely tradable and not subject to any resale restrictions will similarly be freely tradable and not subject to any resale restrictions. Shares of our class A common stock issued in exchange for warrants, if any, that are held by our “affiliates” within the meaning of the Securities Act and as a result are subject to resale restriction’s under the Securities Act will themselves be subject to such resale restrictions. See Section 5.

Can the Offer be extended, amended or terminated?

While we do not plan to further extend or amend the Offer, we may extend or amend the Offer to the extent we determine such extension or amendment is required by applicable law or regulation. If we extend the Offer, we will delay the acceptance of any warrants that have been tendered pursuant to the Offer. We reserve the right to amend the Offer to the extent permitted by applicable law or regulation. We can also terminate the Offer under certain circumstances. See Sections 1 and 13.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 13.

How long do I have to tender my warrants?

You may tender your warrants pursuant to the Offer until the Offer expires. The Offer will expire at 12:00 midnight, New York City time, on Tuesday, September 21, 2010 (the “Expiration Date”), unless we extend the Offer to comply with legal requirements. See Sections 1 and 13. If a broker, dealer, commercial bank, trust company or other nominee holds your warrants, it is likely such nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee to find out such nominee’s deadline. See Section 3.

Are there any conditions to the Offer?

The Offer is conditioned upon the following: (1) there are validly tendered and not withdrawn before the expiration of the Offer an aggregate number of warrants representing at least 70% of the total number of warrants outstanding (not including the Underwriter Warrants or the Founder Warrants) and (2) at any time on or after the commencement of the Offer and before the Expiration Date, there has not been threatened in writing, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that challenges or seeks to make illegal, or to delay or otherwise to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or exchange. See Section 6.

How do I tender my warrants?

If you wish to tender all or any portion of your warrants, you must do one of the following before the Offer expires:

•

if your warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee and have such nominee tender your warrants for you;

•

if you hold warrants registered in your own name, you must deliver your warrants by mail or physical delivery and deliver a completed and signed Letter of Transmittal or an Agent’s Message (as defined in Section 3), together with any required signature guarantees, to the Depositary;

•

if you are an institution participating in The Depository Trust Company, you must tender your warrants according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase and Exchange; or

•

if you are the holder of our units, each comprising a share of our common stock and two warrants, and wish to tender warrants included in such units, you must separate the warrants from the units prior to tendering your warrants pursuant to the Offer. If your units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must instruct your broker, dealer, commercial bank, trust company or other nominee to do so or, if you hold units registered in your own name, you must contact the Depositary directly and instruct them to do so. See Section 3.

You may contact the Information Agent or your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase and Exchange. See Section 3 and the instructions to the Letter of Transmittal.

If I choose to tender my warrants, do I have to tender all of my warrants, or can I just tender some of them?

You are not required to tender all of your warrants. If you tender less than all of your warrants the remaining warrants not tendered will remain outstanding until they expire by their current terms or are exercised. See Section 1.

Do I have to choose to receive only the Cash Purchase Price or only shares of Westway’s class A common stock for the warrants I tender pursuant to the Offer?

No. You may choose to receive only the Cash Purchase Price, only shares of Westway’s class A common stock or any combination thereof as you may elect upon the terms and subject to the conditions of the Offer.

If I have previously tendered my warrants and now choose to withdraw that tender, may I do so?

Yes. Warrant holders who previously tendered their warrants pursuant to the Offer may withdraw the tender pursuant to the terms of the Offer. See Section 4.

Until what time can I withdraw previously tendered warrants?

You may withdraw your tendered warrants at any time before 12:00 midnight, New York City time, on Tuesday, September 21, 2010, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered warrants for payment, you may withdraw your tendered warrants at any time after 12:01 a.m., New York City time on Monday, October 4, 2010. See Section 4.

How do I withdraw warrants previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase and Exchange. Your notice of withdrawal must specify your name, the number of warrants to be withdrawn and the name of the registered holder of such warrants. Some additional requirements apply if the warrants to be withdrawn have been delivered to the Depositary or if your warrants have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

Has Westway or its board of directors adopted a position on the Offer?

Our board of directors has approved the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether you should tender or refrain from tendering your warrants pursuant to the Offer. You must make your own decision as to whether to tender your warrants and, if so, how many warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and Exchange and in the Letter of Transmittal.

Will Westway’s current directors and officers tender warrants in the Offer?

No. Our current directors and executive offers will not tender any warrants pursuant to the Offer. While our current directors and executive officers are eligible to participate in the Offer, as of the date of this Offer to Purchase and Exchange, none of our current directors or executive officers holds outstanding warrants which are eligible to be tendered pursuant to the Offer. See Section 10.

What will happen if I do not tender my warrants?

Warrant holders who choose not to tender will not receive cash or shares of our class A common stock for their warrants and will remain holders of warrants entitled to exercise them on their terms for the purchase of our common stock. See Section 1.

What is the recent market price for the warrants?

As of September 7, 2010, the last reported sale price of the warrants was $0.13 per warrant. You should obtain current market quotations for the warrants before deciding whether to tender your warrants. See Section 7.

Will I have to pay brokerage fees and commissions if I tender my warrants?

If you are a registered warrant holder and you tender your warrants directly to the Depositary, you will not be obligated to pay any brokerage fees or commissions. If you hold your warrants through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders warrants on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker, bank or other nominee to determine whether any charges will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my warrants?

Please see Section 12 of this Offer to Purchase and Exchange. You should consult with your own personal advisors as to the tax consequences of your participation in the Offer. Tax consequences may vary depending on your individual circumstances and whether you choose to receive the Cash Purchase Price and/or shares of our class A common stock pursuant to the Offer.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Morrow & Co., LLC, the Information Agent for the Offer, at the telephone numbers and address set forth on the back cover of this Offer to Purchase and Exchange. You may request additional copies of the Offer to Purchase and Exchange, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover of this Offer to Purchase and Exchange.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and Exchange includes statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements.” We have based these forward-looking statements on our current expectations and projections about future events, trends, uncertainties, and other factors that could cause, among other things, our actual results and financial position to differ materially from those contemplated by the statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including, among other things, the information discussed below. If any of the following risks or uncertainties develop into actual events, our business, prospects, financial condition or operating results could be significantly and adversely affected. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may adversely affect our business. In making these forward-looking statements, we undertake no obligation to address or update any forward-looking statements, whether as a result of new information, future events or otherwise, in future filings or communications regarding our business or results.

Forward-looking statements may relate to, among other things, the following:

•	our indebtedness;

•	our expectations regarding our growth potential;

•	the amount of cash on hand available to us;

•	our continued relationship with ED&F Man;

•	our competitors’ ability to compete with us;

•	weather conditions, and their effect on the agricultural industry generally;

•	trends affecting the industries in which we operate;

•	fluctuation in consumer demands;

•	legislation or regulatory environments, requirements or changes adversely affecting the industries in which we operate;

•	our ability to attract and retain key personnel;

•	our ability to comply with listing standards of The NASDAQ Capital Market;

•	the need to comply with applicable securities laws governing our outstanding capital stock, including the Sarbanes-Oxley Act of 2002; and

•	general economic conditions.

Any or all of the forward-looking statements may turn out to be wrong, and actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control, including those described in “Risks Factors,” and contained elsewhere in this Offer to Purchase and Exchange and in our other filings with the SEC that we incorporate by reference into this Offer to Purchase and Exchange. The areas of risk and uncertainty described above should be considered in connection with any written or oral forward-looking statements that may be made after the date of this Offer to Purchase and Exchange by us or anyone acting for us.

RISK FACTORS

Participating in the Offer involves a number of risks, including those described below. This list and items discussed in “Item 1A—Risk Factors” set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, in “Item 1A—Risk Factors” set forth in our Quarterly Reports on Form 10-Q for the three months ended March 31, 2010 and June 30, 2010 and in our other SEC reports filed by us on or before September 8, 2010, which are incorporated herein by reference, highlight many of the material risks of participating in the Offer. You should carefully consider these risks and you are encouraged to speak with your financial, legal and tax advisors as necessary before deciding to participate in the Offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein or incorporated herein by reference, as well as our most recent Forms 10-K, 10-Q and 8-K filed with the SEC. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date of this Offer to Purchase and Exchange.

Risks Related to the Offer

There is no guarantee that your decision of whether to tender or refrain from tendering your warrants will put you in a better future economic position.

We can give no assurance as to the price at which a warrant holder may be able to sell its warrants in the future following the completion of the Offer. If you choose to tender your warrants in the Offer, certain future events may cause an increase in the price of our warrants and may result in a lower value realized now than you might realize in the future had you not agreed to tender your warrants. Similarly, if you do not tender your warrants, you will continue to bear the risk of ownership of your warrants after the closing of the Offer, and there can be no assurance that you can sell your warrants in the future at a higher price than the Cash Purchase Price or, in the case you elect to have a portion of your warrants exchanged for our class A common stock, the value you would receive in the form of our class A common stock based on the Exchange Ratio. It is our current intent not to conduct another tender offer for the warrants prior to their expiration on May 24, 2011. However, we reserve the right to do so in the future, including by redemption of the warrants if and when we are permitted to do so pursuant to the terms of the warrants. Please consult your own individual tax and financial advisors for assistance on how your decision of whether to tender your warrants may affect your individual situation.

The Offer presents potential risks and disadvantages to us and our continuing warrant holders.

The Offer exposes us to a number of risks including:

•

the use of a portion of our existing cash reserves, which may reduce our ability to engage in certain cash acquisitions or to pursue other business opportunities that could create significant value for our stockholders and warrant holders;

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all; and

•

the risk that the Offer may reduce the number of our warrant holders, which may reduce the volume of trading in our warrants and may result in lower warrant prices and reduced liquidity in the trading of our warrants following completion of the Offer.

The issuance of additional shares of our class A common stock upon the exchange of warrants tendered pursuant to the Offer will dilute our stockholders and increase the number of shares of our class A common stock eligible for future resale in the public market.

If warrant holders tender, and we accept for purchase, warrants pursuant to the Offer, we will issue additional shares of our class A common stock, which will result in dilution to our stockholders and will increase the number of shares of class A common stock eligible for resale in the public market.

We did not obtain a “fairness opinion” in connection with the Offer.

The Cash Purchase Price and the Exchange Ratio have been set based on factors deemed relevant by our Board of Directors. We have not obtained outside advice or any opinion of an investment banker with respect to the fairness of the Cash Purchase Price or the Exchange Ratio either to warrant holders or to holders of our common stock.

INTRODUCTION

To the Holders of our Warrants to Purchase Common Stock:

Westway Group, Inc. is offering to holders of up to 45,999,900 warrants, each exercisable into one share of its common stock for $5.00 per share, the opportunity to receive either (i) $0.13 per warrant tendered by the holder, net to such holder in cash, without interest and less any required withholding taxes (the “Cash Purchase Price”), (ii) one share of our class A common stock for every 30 warrants tendered for exchange and not tendered for cash (the “Exchange Ratio”) by the holder or (iii) any combination of cash and stock as the holder may elect on the terms set forth above. See Section 1.

The Offer is upon the terms and subject to certain conditions described in this Offer to Purchase and Exchange and in the Letter of Transmittal. The Offer will expire at 12:00 midnight, New York City time, on Tuesday, September 21, 2010, unless extended.

Warrants eligible to be tendered pursuant to the Offer include 45,999,900 warrants issued in our initial public offering, but do not include the Underwriter Warrants or the Founder Warrants.

The Offer is subject to important conditions, including that there are validly tendered and not withdrawn before the expiration of the Offer an aggregate number of warrants representing at least 70% of the total number of warrants outstanding (not including the Underwriter Warrants or the Founder Warrants). See Section 6.

Warrant holders must complete the Letter of Transmittal in order to properly tender warrants pursuant to the Offer. Only warrants properly tendered and not properly withdrawn will be purchased or exchanged. No fractional shares of our class A common stock will be issued. If a warrant holder’s election results in fractional shares of our class A common stock to be issued, such warrant holder will instead receive cash equal to the value of such fractional share based on a price of $3.90 per share of our class A common stock. We will return, at our expense and promptly following the expiration of the Offer, any warrants that we do not purchase in the Offer. See Sections 1 and 6.

Our payment of the Cash Purchase Price for warrants tendered for cash pursuant to the Offer, and our payment of related fees and expenses, will be made with our existing cash reserves, available borrowings under our existing revolving credit facility or both. Financing is not a condition to the Offer. See Section 8.

The warrants are listed on The NASDAQ Capital Market and trade under the symbol “WWAYW.” As of September 7, 2010, the last reported sale price of our warrants, as reported by The NASDAQ Capital Market, was $0.13 per warrant. Our shares of class A common stock and our units, each comprising one share of class A common stock and two warrants, are also listed on The NASDAQ Capital Market and trade under the symbols “WWAY” and “WWAYU,” respectively. As of September 7, 2010, the last reported sale price per share of our class A common stock, as reported by The NASDAQ Capital Market, was $3.07 and as of September 7, 2010, the last reported sale price per unit, as reported by The NASDAQ Capital Market, was $6.01. Warrant holders should obtain current market quotations for the warrants and our class A common stock before deciding whether to tender their warrants pursuant to the Offer. See Section 7.

This Offer is only open for warrants. You may tender warrants that are included in units, but to do so you must separate such warrants from the units prior to tendering such warrants. See Section 3.

The shares of our class A common stock to be issued pursuant to the Offer are being offered and issued pursuant to the exemption from registration under the Securities Act provided under Section 3(a)(9) of the Securities Act. Shares of our class A common stock so issued in exchange for warrants that are freely tradable and not subject to any resale restrictions will similarly be freely tradable and not subject to any resale restrictions.

Shares of our class A common stock issued in exchange for warrants, if any, that are held by our “affiliates” within the meaning of the Securities Act and as a result are subject to resale restrictions under the Securities Act will themselves be subject to such resale restrictions. See Section 5.

It is our current intent not to conduct another tender offer for the warrants prior to their expiration on May 24, 2011. However, we reserve the right to do so in the future, including by redemption of the warrants if and when we are permitted to do so pursuant to the terms of the warrants.

Our current directors and executive officers are eligible to participate in the Offer. However, as of the date of this Offer to Purchase and Exchange, none of our current directors or executive officers holds outstanding warrants which are eligible to be tendered pursuant to the Offer. See Section 10.

Our board of directors has approved the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your warrants pursuant to the Offer. You must make your own decision as to whether to tender your warrants and, if so, how many warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and Exchange and in the Letter of Transmittal, including the purposes and effects of the Offer. See Section 2. You should discuss whether to tender your warrants with your broker, if any, or other financial advisor.

Tendering warrant holders who hold warrants registered in their own name and who tender their warrants directly to the Depositary will not be obligated to pay brokerage fees or commissions on the purchase of warrants by us pursuant to the Offer. Warrant holders holding warrants through a broker, dealer, commercial bank, trust company or other nominee should consult such nominees to determine whether transaction costs may apply if warrant holders tender warrants through such nominees and not directly to the Depositary. See Sections 3 and 12 regarding certain tax consequences of the Offer.

Also, any tendering warrant holder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or, in the case of a non-U.S. holder of warrants, such other Internal Revenue Service form as may be applicable) may be subject to U.S. federal income tax backup withholding (currently 28%) of the gross cash proceeds paid to the U.S. holder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations. See Section 3. Also, see Section 12 regarding certain federal income tax consequences of the Offer.

We will pay all fees and expenses in connection with the Offer incurred by Morrow & Co., LLC, the Information Agent for the Offer, and Continental Stock Transfer & Trust Company, the Depositary for the Offer. See Section 14.

As of September 7, 2010, we had 26,581,936 outstanding shares of common stock and 52,614,186 outstanding warrants (including the Founder Warrants and assuming the exercise of the option to purchase the Underwriter Warrants) to acquire 52,614,186 shares of our common stock at exercise prices of $5.00 and $6.25 per share (in each case, including units). Warrants eligible to be tendered pursuant to the Offer do not include the Underwriter Warrants or the Founder Warrants. The shares issuable upon exercise of the 45,999,900 warrants eligible to be tendered pursuant to the Offer represent approximately 173% of our outstanding shares of common stock as of as of September 7, 2010 (not including shares of common stock issuable upon exercise of the Underwriter Warrants and the Founder Warrants). See Section 10.

THE OFFER

1.	Number of Warrants; Purchase Price and Exchange Ratio.

Number of Warrants. Upon the terms and subject to certain conditions of the Offer, we are offering to holders of up to 45,999,900 warrants, each exercisable into one share of its common stock for $5.00 per share, the opportunity to receive either (i) $0.13 per warrant tendered by the holder, net to such holder in cash, without interest and less any required withholding taxes (the “Cash Purchase Price”), (ii) one share of our class A common stock for every 30 warrants tendered for exchange and not tendered for cash (the “Exchange Ratio”) by the holder or (iii) any combination of cash and stock as the holder may elect on the terms set forth above.

Warrants eligible to be tendered pursuant to the Offer include 45,999,900 warrants issued in our initial public offering, but do not include the Underwriter Warrants or the Founder Warrants.

The term Expiration Date is 12:00 midnight, New York City time, on Tuesday, September 21, 2010. We may extend the period of time during which the Offer will remain open to the extent we determine such extension is required by applicable law or regulation. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 13.

The Offer is subject to important conditions, including that there are validly tendered and not withdrawn before the expiration of the Offer an aggregate number of warrants representing at least 70% of the total number of warrants outstanding (not including the Underwriter Warrants or the Founder Warrants). See Section 6.

Only warrants properly tendered and not properly withdrawn will be purchased pursuant to the Offer. No fractional shares of our class A common stock will be issued. If a warrant holder’s election results in fractional shares of our class A common stock to be issued, such warrant holder will instead receive cash equal to the value of such fractional share based on a price of $3.90 per share of our class A common stock. We will return, at our expense and promptly following the expiration of the Offer, to the tendering warrant holders warrants tendered that we do not purchase in the Offer.

Cash Purchase Price and Exchange Ratio. The Cash Purchase Price is $0.13 per warrant, net to the holder in cash, without interest and less any required withholding taxes. The Exchange Ratio is one share of our class A common stock for every 30 warrants tendered for exchange and not tendered for cash pursuant to the Offer. In authorizing the terms of the Offer, the Board of Directors of Westway determined that there will be no further changes to the form or amount of consideration to be offered by Westway in the Offer.

If we were to make any material changes to the terms of the Offer, which we do not anticipate, then the Offer must remain open for at least 5 business days following the date that notice of such change is first published, sent or given. For the purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. See Section 13.

2.	Purpose of the Offer; Certain Effects of the Offer.

Our board of directors has approved the Offer. However, neither we, our board of directors, the Information Agent, nor the Depositary for the Offer is making any recommendation to you as to whether to tender or refrain from tendering your warrants pursuant to the Offer. You must make your own decision as to whether to tender your warrants pursuant to the Offer and, if so, how many warrants to tender and whether you elect to receive cash, shares of our class A common stock or any combination thereof for your warrants. In doing so, you should read carefully the information in this Offer to Purchase and Exchange and in the Letter of Transmittal, including the purposes and effects of the Offer. You should discuss whether to tender your warrants with your broker, if any, or other financial advisor.

We are making the Offer to reduce the number of outstanding warrants because we believe that the substantial number of warrants now outstanding creates uncertainty in our capital structure, as well as opportunities for arbitrage that may adversely affect trading prices of our securities. Warrants purchased in this Offer will be retired. We believe the reduction in the number of outstanding warrants will provide greater certainty to investors and potential investors regarding the number of shares of our common stock that are, and may become, outstanding in the future. We also anticipate that the Offer will increase our public float and liquidity in the trading market for our class A common stock as the additional shares of our class A common stock issued pursuant to the Offer are traded over time.

Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our warrant holders, including the following:

•

the Offer provides our warrant holders with an opportunity to obtain liquidity with respect to their warrants, without, we believe, potential disruption to the warrant price (particularly those who, because of the size of their warrant holdings, might not be able to sell their warrants without disruption to the warrant price) or the usual transaction costs associated with market sales;

•

if we complete the Offer, we will return cash to our warrant holders who elect to receive a return of capital and provide equity to our warrant holders who elect to receive shares of our class A common stock, while warrant holders who do not tender will increase their percentage ownership in Westway on a fully-diluted basis; and

•

if tendering warrant holders choose to tender warrants in exchange for shares of our class A common stock pursuant to the Offer, the Offer will increase our public float and liquidity in the trading market for our class A common stock as the additional shares of our class A common stock issued pursuant to the Offer are traded over time.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing warrant holders, including the following:

•

the Offer may reduce the number of our warrant holders. These reductions may reduce the volume of trading in our warrants and may result in lower warrant prices and reduced liquidity in the trading of our warrants following completion of the Offer. As of September 7, 2010, we had outstanding 45,999,900 warrants, excluding the Underwriter Warrants and the Founder Warrants. Warrant holders may be able to sell non-tendered warrants in the future on The NASDAQ Capital Market or otherwise, at a net price higher or lower than the Cash Purchase Price. We can give no assurance, however, as to the price at which warrant holders may be able to sell such warrants in the future;

•	upon the completion of the Offer, non-tendering warrant holders will realize a proportionate increase in their relative ownership interest in Westway on a fully-diluted basis; and

•

Our current directors and executive officers are eligible to participate in the Offer. However, as of the date of this Offer to Purchase and Exchange, none of our current directors or executive officers holds outstanding warrants which are eligible to be tendered pursuant to the Offer. See Section 10.

Certain Effects of the Offer. We expect that (i) if the Offer is fully subscribed and all tendering warrant holders elect to receive only the Cash Purchase Price, $5,979,987 in cash will be required to purchase all of the warrants tendered in the Offer and (ii) if the Offer is fully subscribed and all tendering warrant holders elect to receive only shares of our class A common stock in exchange for the warrants they tender pursuant to the Offer, 1,533,330 shares of our class A common stock will be required to be issued to exchange such warrants. In addition, approximately $460,000 will be required to pay related fees and expenses. Our payment of the Cash Purchase Price for warrants tendered for cash pursuant to the Offer, and our payment of related fees and expenses, will be made with our existing cash reserves, available borrowings under our existing revolving credit facility or both.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

Except as disclosed in this Offer to Purchase and Exchange, including in “Certain Information Concerning Westway” in Section 9 of this Offer to Purchase and Exchange, we currently have no active plans, proposals or negotiations underway that relate to or would result in:

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•	any change in our present board or management, or change to any material term of the employment contract of any of our executive officers;

•	any other material change in our corporate structure or business;

•

any class of our equity securities to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of any material amount of our securities, or the disposition of any material amount of our securities; or

•	any changes in our certificate of incorporation, and by-laws, each as amended to date.

However, we regularly consider and enter into discussions regarding potential acquisition and disposition transactions. Any such transaction would be subject to negotiation on mutually agreeable terms and conditions and approval of the parties’ respective boards of directors. While there are currently no unannounced purchase agreements for the acquisition or disposition of any material business or assets, such transaction can be effected quickly, may occur at any time, and may be significant in size relative to our existing assets or operations.

Notwithstanding anything to the contrary set forth above, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3.	Procedures for Tendering Warrants.

Proper Tender of Warrants. For a warrant holder to make a valid tender of warrants under the Offer the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase and Exchange, and prior to the Expiration Date, warrant certificates for the warrants you wish to tender, or confirmation of receipt of the warrants pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your warrants, you must contact your broker or nominee to tender your warrants. It is likely they have an earlier deadline for you to act to instruct them to tender warrants on your behalf. We urge warrant holders who hold warrants through nominee warrant holders to consult their nominees to determine whether transaction costs may apply if warrant holders tender warrants through the nominees and not directly to the Depositary.

Units. The Offer is only for warrants. We have outstanding units, each comprising a share of our common stock and two warrants. You may tender warrants that are included in units, but to do so you must separate such warrants from the units prior to tendering such warrants.

To separate your warrants from the units, you must instruct your broker to do so for units held by a broker, dealer, commercial bank, trust company or other nominee on your behalf. Your broker must send written instructions by facsimile to our transfer agent, Continental Stock Transfer & Trust Company, Attention: Mark Zimkind at (212) 509-4000. Such written instructions must include the number of units to be split and the nominee holding such units. Your broker must also initiate electronically, using Depository Trust Company’s (“DTC”) Deposit Withdrawal at Custodian System, a withdrawal of the relevant units and a deposit of an equal number of shares and warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit your broker to tender into the Offer the warrants received upon the split up of the units.

If you hold units registered in your own name, you must deliver the certificate for such units to our transfer agent, Continental Stock Transfer & Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, Attention: Mark Zimkind, with written instructions to separate such units into shares and warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit the mailing of the warrant certificates back to you so that you may then tender into the Offer the certificates received upon the split up of the units.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal if:

(i) the registered holder of the warrants (including, for purposes of this Section 3, any participant in DTC whose name appears on a security position listing as the owner of the warrants) tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment/Issuance Instructions” on the Letter of Transmittal; or

(ii) warrants are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the related Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for warrants tendered must be guaranteed by an eligible institution. If a warrant certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made or warrants not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate instrument(s) of transfer, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of warrant certificates (or a timely confirmation of the book-entry transfer of the warrants into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery. The method of delivery of all documents, including warrant certificates, a Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering warrant holder. Warrants will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the warrants at DTC within two business days after the date of this Offer to Purchase and Exchange. Any financial institution that is a participant in DTC’s system may make book-entry delivery of warrants by causing DTC to transfer those warrants into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of warrants may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase and Exchange before the Expiration Date.

The confirmation of a book-entry transfer of warrants into the Depositary’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering warrants that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Westway may enforce such agreement against the DTC participant.

Return of Unpurchased Warrants. If any tendered warrants are not purchased, or if less than all warrants evidenced by a warrant holder’s certificates are tendered, certificates for unpurchased warrants will be returned promptly after the expiration or termination of the Offer or, in the case of warrants tendered by book-entry transfer at DTC, the warrants will be credited to the appropriate account maintained by the tendering warrant holder at DTC, in each case without expense to the warrant holder.

Tendering Warrant Holders’ Representations and Warranties; Tender Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act (“Rule 14e-4”) for a person acting alone or in concert with others, directly or indirectly, to tender warrants for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position,” within the meaning of Rule 14e-4, in the warrants or equivalent securities at least equal to the warrants being tendered and will deliver or cause to be delivered such warrants for the purpose of tendering to us within the period specified in the Offer. A tender of warrants made pursuant to any method of delivery set forth herein will constitute the tendering warrant holder’s acceptance of the terms and conditions of the Offer, as well as the tendering warrant holder’s representation and warranty to us that (i) such warrant holder has a “net long position,” within the meaning of Rule 14e-4, in the warrants or equivalent securities being tendered, and (ii) such tender of warrants complies with Rule 14e-4.

A tender of warrants made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering warrant holder has full power and authority to tender, sell, assign and transfer the warrants tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the warrants, and the same will not be subject to any adverse claim or right. Any such tendering warrant holder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the warrants tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of a Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering warrant holder and shall not be affected by, and shall survive, the death or incapacity of such tendering warrant holder.

A tender of warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such warrant holder is voluntarily participating in the Offer; (iii) the future value of our warrants is unknown and cannot be predicted with certainty; (iv) such warrant holder has read this Offer to Purchase and Exchange; (v) such warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such warrant holder’s tender of warrants or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of warrants, such warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering warrant holder. Our acceptance for payment of warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering warrant holder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered warrants or waive any defect or irregularity in any tender with respect to any particular warrants or any particular warrant holder whether or not we waive similar defects or irregularities in the case of other warrant holders. No tender of warrants will be deemed to have been properly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of warrants. None of Westway, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. We have the right to interpret the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, which interpretation may be subject to challenge by any security holder in any court of competent jurisdiction. Any determination of such a court of competent jurisdiction will be final and binding on the parties.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, an amount (currently 28%) of the gross cash proceeds payable to a warrant holder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”) unless the warrant holder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct and that the warrant holder is exempt from backup withholding. Therefore, each tendering warrant holder that is a U.S. holder (as defined in Section 12) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless the warrant holder otherwise establishes to the satisfaction of the Depositary that the warrant holder is not subject to backup withholding. If a U.S. holder provides the Depositary with an incorrect taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. holders (as defined in Section 12)) are not subject to backup withholding. In order for a non-U.S. holder to qualify as an exempt recipient, that warrant holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that warrant holder’s exempt status. This statement can be obtained from the Depositary. See Instruction 10 to the Letter of Transmittal.

To prevent U.S. federal income tax backup withholding on the gross cash payment made to warrant holders for warrants purchased pursuant to the Offer, each U.S. warrant holder that does not otherwise establish an exemption from the backup withholding must provide the Depositary with the warrant holder’s correct taxpayer identification number and provide other information by completing the

Substitute Form W-9 included as part of the related Letter of Transmittal. Non-U.S. warrant holders must submit an applicable IRS Form W-8.

Lost or Destroyed Certificates. If any warrant certificate has been lost, destroyed or stolen, the warrant holder should complete the related Letter of Transmittal, indicate the warrant certificate(s) is lost and return it to the Depositary. The warrant holder will then be instructed as to the steps that must be taken in order to replace the certificate. The related Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been completed. Warrant holders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

4.	Withdrawal Rights.

You may withdraw warrants that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date. You may also withdraw your previously tendered warrants at any time after 12:01 a.m., New York City time, on Monday, October 4, 2010 if not accepted prior to such time. Except as this Section 4 otherwise provides, tenders of warrants are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and Exchange and (ii) specify the name of the person having tendered the warrants to be withdrawn, the number of warrants to be withdrawn and the name of the registered holder of the warrants to be withdrawn, if different from the name of the person who tendered the warrants. To be effective, a notice of withdrawal must be in written, telegraphic or telex form.

If a warrant holder has used more than one Letter of Transmittal or has otherwise tendered warrants in more than one group of warrants, the warrant holder may withdraw warrants using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If warrant certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the warrant holder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those warrants, an eligible institution must guarantee the signatures on the notice of withdrawal. If warrants have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn warrants and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of warrants may not be rescinded, and any warrants properly withdrawn will thereafter be deemed not properly tendered for purposes of the Offer. Withdrawn warrants may be retendered at any time prior to the Expiration Date by again following one of the procedures described in Section 3.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to waive any defect or irregularity in the withdrawal of warrants by any warrant holder, whether we waive similar defects or irregularities in the case of other warrant holders. None of Westway, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of warrants or are unable to purchase warrants under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered warrants on our behalf. Such warrants may not be withdrawn except to the extent tendering warrant holders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for or exchange of warrants which we have accepted for payment or exchange is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the warrants tendered promptly after termination or withdrawal of a tender offer.

5.	Purchase of Warrants; Payment of Cash Purchase Price and Issuance of Common Stock.

Upon the terms and subject to certain conditions of the Offer, promptly following the Expiration Date, we will determine which warrant holders properly tendered warrants and, with respect to each such warrant holder, will:

•

accept for payment and pay for (and thereby purchase) in cash all warrants properly tendered by such warrant holder for the Cash Purchase Price and not properly withdrawn before the Expiration Date; and

•

accept for payment and issue our class A common stock in exchange for (and thereby purchase) all warrants properly tendered by such warrant holder in exchange for shares of our class A common stock (and not for cash) and not properly withdrawn before the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) warrants that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the warrants for purchase pursuant to the Offer.

In all cases, payment for warrants tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for warrants, or a timely book-entry confirmation of warrants into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.

We will make cash payments for warrants purchased in the Offer by depositing the aggregate Cash Purchase Price for such warrants with the Depositary, which will act as agent for tendering warrant holders for the purpose of receiving payment from us and transmitting payment to tendering warrant holders.

If you properly tender your warrants for exchange for shares of our class A common stock pursuant to the Offer and we accept such warrants, we will issue your shares of class A common stock promptly after the expiration of the Offer. You will be the record holder of your shares and they will be registered in your name on the books and records maintained for us by the transfer agent for our class A common stock (currently Continental Stock Transfer & Trust Company). In addition, the shares of our class A common stock to be issued pursuant to the Offer are being offered and issued pursuant to the exemption from registration under the Securities Act provided under Section 3(a)(9) of the Securities Act. Shares of our class A common stock so issued in exchange for warrants that are freely tradable and not subject to any resale restrictions will similarly be freely tradable and not subject to any resale restrictions. Shares of our class A common stock issued in exchange for warrants, if any, that are held by an “affiliates” within the meaning of the Securities Act and as a result are subject to resale restrictions under the Securities Act will themselves be subject to such resale restrictions.

Certificates for all warrants tendered and not purchased will be returned or, in the case of warrants tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the warrants, to the tendering warrant holder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering warrant holders.

Under no circumstances will we pay interest on the Cash Purchase Price, including, but not limited to, by reason of any delay in making payment.

We urge warrant holders who hold warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender warrants through their nominee and not directly to the Depositary.

6.	Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment or the purchase of or the payment for warrants tendered, subject to the rules under the Exchange Act, if: (1) there are not validly tendered or withdrawn before the expiration of the Offer an aggregate number of warrants representing at least 70% of the total number of warrants outstanding (not including the Underwriter Warrants or the Founder Warrants) or (2) at any time on or after the commencement of the Offer and before the Expiration Date, there has been threatened in writing, instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that challenges or seeks to make illegal, or to delay or otherwise to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the warrants pursuant to the Offer or otherwise relates in any manner to the Offer that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties.

7.	Price Range of Common Stock, Warrants and Units.

Our warrants are listed on The NASDAQ Capital Market and trade under the symbol “WWAYW.” As of September 7, 2010, the last reported sale price of our warrants, as reported by The NASDAQ Capital Market, was $0.13 per warrant. Our shares of class A common stock and our units, each comprising one share of class A common stock and two warrants, are also listed on The NASDAQ Capital Market and trade under the symbols “WWAY” and “WWAYU,” respectively. As of September 7, 2010, the last reported sale price per share of class A common stock, as reported by The NASDAQ Capital Market, was $3.07 and as of September 7, 2010, the last reported sale price per unit, as reported by The NASDAQ Capital Market, was $6.01. Prior to the business combination on May 28, 2009, our common stock, warrants, and units were quoted on the OTC Bulletin Board under the symbols “SACQ,” “SACQW,” and “SACQU.”

The public trading market for our class A common stock is somewhat sporadic and not yet firmly established. Our class B common stock and our series A convertible preferred stock are not publicly traded.

The following table sets forth, for the periods indicated, the high and low sales prices of our class A common stock, warrants, and units as reported on The NASDAQ Capital Market:

	Class A Common Stock		Warrants		Units(2)
	High	Low	High	Low	High	Low
2009 Fourth Quarter(1)	$5.19	$4.31	$0.31	$0.25	$6.01	$6.01
2010 First Quarter	$5.20	$4.02	$0.33	$0.123	$6.01	$6.01
2010 Second Quarter	$4.51	$3.48	$0.29	$0.10	$6.01	$6.01
2010 Third Quarter (through September 7, 2010)	$4.14	$2.95	$0.18	$0.07	$6.01	$6.01

(1)	Our class A common stock, warrants, and units commenced trading on The NASDAQ Capital Market.

(2)	Trading in our units has been sporadic, with no trading volume to date in 2010. Accordingly, the quotations set forth above are not necessarily indicative of actual market conditions.

The following table sets forth the quarterly high and low bid information of our class A common stock, warrants, and units as reported by the OTC Bulletin Board for each quarter during the last two fiscal years, except (i) the “2009 Fourth Quarter” figures only cover the period from October 1, 2009 through December 20, 2009, and (ii) before the business combination on May 28, 2009, we had only one class of common stock. The OTC Bulletin Board quotations reflect inter-dealer prices, are without retail mark-up, markdowns, or commissions, and may not represent actual transactions.

	Common Stock		Warrants		Units
	High	Low	High	Low	High	Low
2008 First Quarter	$5.65	$5.58	$0.32	$0.10	$6.37	$5.85
2008 Second Quarter	5.77	5.60	0.17	0.12	6.07	5.08
2008 Third Quarter	5.78	5.67	0.15	0.06	6.00	5.84
2008 Fourth Quarter	5.75	5.29	0.10	0.01	5.84	5.20
2009 First Quarter	5.90	5.72	0.08	0.02	6.00	5.65
2009 Second Quarter(1)	6.00	1.25	0.30	0.06	6.54	6.00
2009 Third Quarter	4.75	3.70	0.32	0.20	6.01	6.01
2009 Fourth Quarter(2)	5.20	3.75	0.33	0.19	6.01	6.01

(1)	Our outstanding common stock became class A common stock on May 28, 2009.
(2)	Our class A common stock, warrants, and units commenced trading on The NASDAQ Capital Market on December 21, 2009.

You should evaluate current market quotes and trading volume for our warrants, among other factors, before deciding whether or not to accept the Offer.

8.	Source and Amount of Funds.

Funding.

We expect that (i) if the Offer is fully subscribed and all tendering warrant holders elect to receive only the Cash Purchase Price, $5,979,987 in cash will be required to purchase all of the warrants tendered in the Offer and (ii) if the Offer is fully subscribed and all tendering warrant holders elect to receive only shares of our class A common stock in exchange for warrants they tender pursuant to the Offer, 1,533,330 shares of our class A common stock will be required to be issued to exchange such warrants. In addition, approximately $460,000 will be required to pay related fees and expenses. Our payment of the Cash Purchase Price for warrants tendered for cash pursuant to the Offer, and our payment of related fees and expenses, will be made with our existing cash reserves, available borrowings under our existing revolving credit facility or both.

Revolving Credit Facility.

In November 2009, we entered into a new three-year, $175,000,000 revolving credit facility with a syndicate of banks led by JP Morgan Chase scheduled to terminate on November 12, 2012. During the term, we have the option, subject to certain conditions including the willingness of a lender to commit additional funds, to increase the credit facility by up to $25,000,000 (the “accordion” feature). Up to $10,000,000 of the credit facility is available for the issuance of letters of credit. We may also make short-term borrowings of up to $10,000,000 under a “swingline” facility. We initially drew down $90,600,000 under the credit facility in November 2009, primarily to pay off our prior credit facility with ED&F Man Treasury. As of June 30, 2010, the total balance outstanding on the bank credit facility was $93,500,000.

The interest rate for each loan is, at our option, either (a) LIBOR, adjusted by the statutory reserve rate, plus 3.5% per year, or (b) 2.625% per year plus the highest of (i) JP Morgan Chase’s public prime rate, (ii) the federal funds effective rate plus 0.5%, and (iii) the one-month LIBOR adjusted by the statutory reserve rate plus 1.0%. We must pay a commitment fee of 0.625% per year on the average daily unused amount of the credit facility. The revolving credit facility is secured by (a) guarantees by all of our domestic wholly-owned subsidiaries (one of which owns all our foreign subsidiaries); (b) first priority liens on substantially all our domestic personal property; (c) pledge of 100% of the equity of all our domestic wholly-owned subsidiaries and 65% of the equity of our foreign wholly-owned subsidiary that owns all our other foreign subsidiaries; and (d) first mortgage liens on our fee or leasehold interests in facilities having a fair market value of approximately $120,000,000.

The credit facility includes various customary covenants and other provisions, including a negative pledge on substantially all our non-mortgaged assets restricting their encumbrance, and restrictions on our ability to make capital expenditures, dispose of assets, incur indebtedness, encumber assets, pay dividends, redeem securities, make investments, change the nature of our business, acquire or dispose of a subsidiary, enter into transactions with affiliates, enter into hedging agreements, or merge, consolidate, liquidate, or dissolve. We also must maintain certain financial covenants, including (a) a specially-defined maximum consolidated total leverage ratio, measured quarterly, of no more than 3.5 to 1 in 2010, 3.25 to 1 in 2011, and 3.0 to 1 thereafter; and (b) a specially-defined minimum consolidated interest coverage ratio, measured quarterly, of not less than 3.0 to 1. Our actual ratios with respect to these two financial covenant tests as of June 30, 2010 were 2.1 to 1 and 12.1 to 1, respectively.

Events of default include, among other things, covenant violations, events having a material adverse effect, and change of control (specially defined). Based on our June 30, 2010 financial position and the current market conditions for our products and services, we anticipate that we will be able to comply with our covenants through 2010. For further details regarding our credit facility, see our Form 8-K filed with the SEC on November 17, 2009.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

9.	Certain Information Concerning Westway.

Overview

We were originally incorporated as Shermen WSC Acquisition Corp., a “special purpose acquisition” corporation, in Delaware on April 18, 2006. We were formed for the purpose of acquiring an operating business in the agriculture industry through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. From inception through May 28, 2009, we did not have any business or operations. Our activities were limited to raising capital in our initial public offering and subsequently identifying and acquiring an operating business.

On May 28, 2009, we completed the acquisition of the bulk liquid storage and liquid feed supplements businesses of the ED&F Man group (which we refer to as the “acquired business” or our “predecessor”) by effecting mergers of the two principal subsidiaries of ED&F Man engaged in the bulk liquid storage and liquid feed supplements businesses (Westway Terminal Company, Inc. and Westway Feed Products, Inc.) into two of our wholly-owned subsidiaries (now named Westway Terminal Company LLC and Westway Feed Products LLC) and by purchasing the equity interests of the other subsidiaries of ED&F Man engaged in the bulk liquid storage or liquid feed supplements businesses (which we refer to herein as the “business combination”). The business combination was approved by our stockholders on May 26, 2009. In conjunction with the completion of the business combination, we changed our name from Shermen WSC Acquisition Corp. to Westway Group, Inc.

The consideration we paid in connection with the closing of the business combination consisted of approximately 12,600,000 newly-issued shares of our class B common stock (fair value of $63,100,000), approximately 30,900,000 newly-issued shares of our series A convertible preferred stock (fair value of

$177,300,000), including 12,200,000 escrowed shares that are to be released from escrow only if we achieve certain earnings or share price targets, and $103,000,000 in cash, plus certain post closing adjustments of $1,800,000 which were settled in cash. If the targets are achieved and the shares are released from escrow, we estimate the aggregate value of the consideration to be $345,200,000.

Through our wholly-owned subsidiaries, we are a leading provider of bulk liquid storage and related value-added services, and a leading manufacturer and distributor of liquid animal feed supplements. We operate an extensive global network of 62 operating facilities providing 354,000,000 gallons of total bulk liquid storage capacity and producing approximately 1,500,000 tons of liquid feed supplements annually.

Our bulk liquid storage business is a global business with locations at key port and terminal sites throughout North America and in Western Europe and Asia. Our infrastructure includes a network of 25 terminals offering storage to manufacturers and consumers of agricultural and industrial liquids.

Our liquid feed supplements business produces liquid animal feed supplements that are sold directly to end users, which we refer to as “ranchers,” and feed manufacturers, primarily supplying the beef and dairy livestock industries. By using formulation processes that are tailored specifically to the needs of our customers, we blend molasses and essential nutrients to form feed rations that help to maximize the genetic potential of livestock.

This complementary relationship between our bulk liquid storage and liquid feed supplements businesses benefits from synergies including co-location of facilities, enhanced raw material supply logistics for liquid feed supplements, increased operational efficiency resulting from cross-business knowledge exchange, and resource optimization.

We also benefit significantly from the breadth of markets served by our businesses. Our bulk liquid storage business has maintained a long-term presence in a number of highly strategic, deep water ports around the world. This location advantage provides our international customer base access to strategic storage locations and the highest level of service for these critical markets. Our liquid feed supplements business is the leading North American manufacturer of liquid feed supplements and the only supplier with a true U.S. national footprint.

Our principal office is located at 365 Canal Street, Suite 2900, New Orleans, Louisiana 70130, and our telephone number is (504) 525-9741. Our website address is www.westway.com. The information on our website is not a part of the Offer.

Available Information

We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO (as amended, the “Schedule TO”) with the SEC that includes additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and the documents incorporated therein by reference.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase and Exchange, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference, along with any documents that are filed by us with the SEC on or before September 7, 2010, (excluding in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed on March 16, 2010 and amended on April 30, 2010;

•	Quarterly Reports on Form 10-Q for the three months ended March 31, 2010 and June 30, 2010, as filed on May 10, 2010, and August 9, 2010, respectively;

•	Current Reports on Form 8-K, as filed on February 17, 2010; March 12, 2010; April 6, 2010; May 5, 2010; May 7, 2010; June 3, 2010; June 29, 2010; July 1, 2010; July 27, 2010 and August 31, 2010; and

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the description of our capital stock included in our registration statement on Form 8-A, originally filed on December 18, 2009, including all amendments and reports filed for the purpose of updating that description.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and Exchange will be incorporated by reference in this Offer to Purchase and Exchange only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer to Purchase and Exchange or in a document (or part thereof) incorporated by reference in this Offer to Purchase and Exchange shall be considered to be modified or superseded for purposes of this Offer to Purchase and Exchange to the extent that a statement contained in any subsequent amendment to this Offer to Purchase and Exchange or amendment to the Schedule TO to which this Offer to Purchase and Exchange relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer to Purchase and Exchange from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer to Purchase and Exchange.

10.	Interests of Directors and Executive Officers; Transactions and Agreements Concerning Westway Securities.

The names of our directors and executive officers are set forth in the table below. The business address for each such person is as follows: c/o Westway Group, Inc., 365 Canal Street, Suite 2900, New Orleans, Louisiana 70130. The business telephone number for each such person is (504) 525-9741.

Name	Position
Francis P. Jenkins, Jr.	Chairman of the Board of Directors
G. Kenneth Moshenek	Director
John E. Toffolon, Jr.	Director
Philip A. Howell	Director
Gregory F. Holt	Director
James B. Jenkins	Director and Chief Executive Officer
Wayne Driggers	Director, President and Chief Operating Officer
Thomas A. Masilla, Jr.	Chief Financial Officer and Secretary
Stephen Boehmer	President, Westway Feed Products LLC

As of September 7, 2010, we had 26,581,936 outstanding shares of common stock and 52,614,186 outstanding warrants (including the Founder Warrants and assuming the exercise of the option to purchase the Underwriter Warrants) to acquire 52,614,186 shares of our common stock at exercise prices of $5.00 and $6.25 per share (in each case, including units). Warrants eligible to be tendered pursuant to the Offer do not include the Underwriter Warrants or the Founder Warrants. The shares issuable upon exercise of the 45,999,900 warrants eligible to be tendered pursuant to the Offer represent approximately 173% of our outstanding shares of common stock as of as of September 7, 2010 (not including shares of common stock issuable upon exercise of the Underwriter Warrants and the Founder Warrants).

Our current directors and executive officers are eligible to participate in the Offer. However, as of the date of this Offer to Purchase and Exchange, none of our current directors or executive officers holds outstanding warrants which are eligible to be tendered pursuant to the Offer. Warrants eligible to be tendered pursuant to the Offer do not include the Underwriter Warrants or the Founder Warrants.

We have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions during the past 60 days involving the warrants eligible to be tendered pursuant to the Offer.

Except as otherwise described below or as set forth in our Amended and Restated Certificate of Incorporation or Amended and Restated By-laws, we are not and, to our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us is, a party to any agreement, arrangement or understanding with respect to any of our securities (including any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Stockholder’s Agreement

In connection with the business combination, on May 28, 2009, we entered into a stockholder’s agreement with Westway Holdings Corporation, which among other things provided as follows:

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For so long as ED&F Man and its affiliates (other than the Trustcorp (Jersey) Limited (the “Jersey trustee”), as trustee for the ED&F Man 2009 Employee Trust (the “employee trust”), and any affiliate who is a natural person) collectively beneficially own at least 15% of the outstanding shares of our common stock (determined assuming that the series A preferred stock issued in the name of ED&F Man and its affiliates at the time of such determination have been converted into shares of our common stock), we will provide ED&F Man with sufficient management and financial information and reports to allow ED&F Man to monitor the conduct of the combined company, and ED&F Man will have the right to inspect our books and properties;

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Except as specifically provided in the transaction agreement relating to the business combination and the related ancillary agreements, for so long as ED&F Man and its affiliates (other than the Jersey trustee, as trustee for the employee trust, and any affiliate who is a natural person) collectively beneficially own at least 20% of the outstanding shares of our common stock (determined assuming that the series A preferred stock owned by ED&F Man and its affiliates at the time of such determination have been converted into shares of common stock), we may not take, approve or otherwise ratify any of the following actions, and may not permit any of our subsidiaries to take any such action, without the prior written approval of ED&F Man:

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any investment having a fair market value of greater than $5,000,000 in any entity that engages in any business other than our or our subsidiaries’ existing lines of business and lines of business reasonably related thereto;

•	any transaction the definitive agreements with respect to which contain provisions pursuant to which we or any of our subsidiaries explicitly assume any specific material environmental liability;

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any material amendment, alteration or change to the provisions of our or any of our subsidiaries’ organizational documents, including creating any class or series of equity security ranking senior to, or on par with, the series A preferred stock;

•	any increase or decrease in the size of our board of directors or that of any of our subsidiaries;

•	any amalgamation, corporate reorganization, business combination, merger or consolidation transaction involving, or sale of, all or substantially all of our or any of our subsidiaries’ assets;

•	any reorganization, reclassification, reconstruction, consolidation or subdivision of its capital stock or the creation of any different class of securities;

•	a declaration of bankruptcy, dissolution, voluntary liquidation or voluntary wind-up of us or any of our subsidiaries;

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any agreement that would explicitly restrict or prohibit the authorization, declaration, payment or setting apart for payment of any dividend to the holders of shares of series A preferred stock, other than agreements (i) existing or to be entered into on the date of the stockholder’s agreement, (ii) containing any such restriction or prohibition applicable to a subsidiary at the time the subsidiary is acquired or (iii) entered into in connection with the refinancing, extension or replacement of any such existing agreements on terms and subject to conditions that are not more restrictive or prohibitive as those contained in such existing agreements with respect to the authorization, declaration, payment or setting apart for payment of dividends to the holders of shares of series A preferred stock;

•	any material change in the scope of our or any of our subsidiaries’ business and operations;

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any repurchase or redemption of any equity securities other than (i) from employees in connection with the cashless exercise of stock options or other stock awards and the repurchase by us of shares of our common stock from our employees in accordance with terms of a stock award and (ii) the repurchase or redemption of outstanding warrants to purchase our common stock (other than from our founder or any of our officers or directors) for an aggregate purchase price not greater than $15,000,000;

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any issuance or sale of any equity securities other than pursuant to an employee stock option or share plan that has been approved by our board of directors (or by the board of directors of our applicable subsidiary) in accordance with the provisions of the applicable organizational documents and any agreement to which we or any of our subsidiaries, as the case may be, are a party that prescribes the applicable approval requirements;

•	the appointment or removal of our chief executive officer or the compensation or benefits of our chief executive officer;

•	the initiation or settlement of material litigation, arbitration or any other actions or proceedings outside of the ordinary course of business and other than involving ED&F Man;

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any other transaction (or series of related transactions) outside the ordinary course of business that would result in the payment or receipt of consideration (including the incurrence or assumption of indebtedness and liabilities) by us or any of our subsidiaries having a fair market value in excess of $20,000,000, other than contracts with customers or suppliers; or

•	any agreement to take any of the foregoing actions;

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ED&F Man will take all reasonable measures to ensure the confidentiality of non-public information that we furnish to ED&F Man or its affiliates which relates to our and our subsidiaries’ business and affairs; and

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ED&F Man has agreed that, so long as it has the rights regarding information and inspection described above, or has the right to elect at least one member of our board of directors, it will comply with our established insider trading policy.

For purposes of the stockholder’s agreement, affiliates do not include officers or employees of ED&F Man or its other affiliates.

2007 Registration Rights Agreement

In connection with our initial public offering, certain stockholders were granted registration rights for their shares of common stock and warrants pursuant to a registration rights agreement dated May 24, 2007 to which we are a party. The holders of the majority of the registrable shares thereunder are entitled to make up to two demands that we register those shares and can elect to exercise these registration rights at any time. In addition, these stockholders have “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

2009 Registration Rights Agreement

In connection with the business combination, on May 28, 2009, we entered into a registration rights agreement with Westway Holdings Corporation and certain employees (the “participating employees”) of ED&F Man or one or more of its affiliates, pursuant to which, among other things, ED&F Man and the participating employees were granted rights to register under the Securities Act for sale to the public their shares of our common stock and, in the case of ED&F Man, the shares of our common stock into which its shares of series A preferred stock are convertible. These rights include the following:

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The holders of at least 50% of the outstanding registrable securities (other than registrable securities held by the participating employees) under the registration rights agreement (which include the shares of our common stock held by ED&F Man and the shares of our common stock into which their shares of series A preferred stock are convertible) will have the right, at any time after the date that is 18 months after the closing, to make up to four written demands that we effect a registration of all or a part of the holders’ registrable securities under the Securities Act. The right to these demand registrations is subject to customary limitations, including as to the minimum number of registrable securities that can be registered in connection with any single demand and that we will not be obligated to make more than one such registration during any 180-day period. We will bear the expenses incurred in connection with any such registration.

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These stockholders and the participating employees will also have “piggy-back” rights to include their shares in (or piggyback on) a registration that we initiate, and an unlimited number of short-form or Form S-3 registration rights with respect to registration statements filed subsequent to such date, subject to customary restrictions (including as to the minimum number of registrable securities that can be registered in connection with any single demand and that we will not be obligated to make more than two such registrations during any 360-day period). We will bear the expenses incurred in connection with any such registration.

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As soon as the registration rights agreement was executed, the participating employees were deemed to have requested that we register their shares for sale to the public pursuant to a registration statement on Form S-3 once we met the eligibility requirements for use of Form S-3.

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After the receipt of any request of a short form registration from the holders of at least 50% of the outstanding registrable securities (other than the registrable securities held by the participating employees) under the registration rights agreement (which includes the shares of our common stock held by ED&F Man and the shares of our common stock into which its shares of series A preferred stock are convertible), the participating employees will have “piggy-back” rights to include their shares in (or piggyback on) the related registration. We will bear the expenses incurred in connection with any such registration.

The registration rights agreement also sets forth, among other things, customary registration procedures that prescribe the manner in which we must effect the registration and sale of the registrable securities. The rights of any holder of registrable securities, other than the participating employees, to these registration rights will terminate if that holder ceases to own 10% or more of our outstanding shares of common stock (determined on an “as-converted” basis assuming the conversion of all series A preferred stock into common stock). The rights of any participating employee to these registration rights will terminate on the earlier of the first date that the participating employee no longer owns any shares of our common stock and the date of the first anniversary of the date on which the registration statement on Form S-3 was declared effective.

On February 11, 2010, a registration statement on Form S-3 for certain of the shares subject to the registration rights agreement was declared effective by the SEC.

Stock Escrow Agreement

In connection with the business combination, on May 28, 2009, we entered into a stock escrow agreement with ED&F Man, Shermen WSC Holding LLC (our “sponsor”) and Continental Stock Transfer & Trust Company, as escrow agent. Under the stock escrow agreement, approximately 12,200,000 shares of our series A preferred stock issued to ED&F Man, as part of the consideration for the business combination, and 1,000,000 shares of our class A common stock issued to our sponsor, Shermen WSC Holding LLC, were placed and currently are held in escrow, to be released to ED&F Man and our sponsor, respectively, only upon the achievement by us of certain earnings or stock price-related performance targets set forth in the stock escrow agreement or upon the occurrence of certain change-of-control events.

Complete Separation Agreement and General Release

In connection with the retirement of our former Chief Executive Officer, Peter J.M. Harding, on June 25, 2010, we entered into a separation agreement (the “separation agreement”) with Mr. Harding, which became effective on July 2, 2010. Under the separation agreement, we paid to Mr. Harding a lump sum of $372,187, in lieu of the issuance of 100,591 shares of our restricted stock to which Mr. Harding was entitled under our incentive compensation plan.

Severance Agreements

Pursuant to the terms of a severance agreement dated June 26, 2010, between us and Wayne Driggers, Mr. Driggers is entitled to: (i) receive an annual base salary of $320,000.00, (ii) earn an annual performance based bonus pursuant to the our 2010 Incentive Compensation Plan as determined by our board of directors’ compensation committee, (iii) payment of previously awarded bonus compensation of $225,000.00 in cash within five days of the effective date of the severance agreement, (iv) a retention bonus in the amount of $1,000,000.00 payable in restricted stock (25% of which vested immediately and the balance of which vests over three years), (v) receive employee benefits, fringe benefits and perquisites consistent with, and on the same basis as, other of our high level executives. Mr. Driggers’ severance agreement will expire at the end of the month in which he reaches 70 years of age unless previously terminated. If the severance agreement is terminated by us with cause or by Mr. Driggers, he shall be entitled to receive that portion of his base salary earned, but unpaid, as of the date of termination and all vested benefits, including 401K and previously deferred compensation. If Mr. Driggers is terminated by us without cause for any reason other than Mr. Driggers’ death or disability, Mr. Driggers shall be entitled to receive the following: (i) that portion of his base salary earned, but unpaid, as of the date of termination, (ii) a pro-rata portion of the annual bonus earned in the year of termination, measured as of the date of termination, (iii) any annual bonus earned for a prior completed calendar year to the extent not paid or deferred (the “Driggers Accrued Obligations”), (iv) a lump sum payment in cash (the “Driggers Severance Payment”) equal to the sum of (a) Mr. Driggers’ base salary in effect at the time of termination, and (b) the cash portion of Mr. Driggers’ annual bonus for the calendar year immediately preceding the year in which the termination occurs and (vi) (a) any outstanding equity awards shall become fully vested and exercisable and any restrictions thereon shall lapse as of the date of termination and (b) any stock options outstanding as of the date of termination must be exercised within 90 days of termination (together, the “Driggers Equity Benefits”). In order to receive the Driggers Severance Payment, Mr. Driggers will be required to sign a settlement agreement and release with us. If we terminate Mr. Driggers without cause, for any reason other than Mr. Driggers’ death or disability within twelve months of a change in control, Mr. Driggers shall be entitled to receive (i) the Driggers Accrued Obligations, (ii) an amount equal to two times the Driggers Severance Payment and (iii) the Driggers Equity Benefits. If Mr. Driggers is terminated due to disability, he will receive (i) six months base salary, (ii) any Driggers Accrued Obligations and (iii) any Driggers Equity Benefits. Further, Mr. Driggers has agreed to certain non-solicitation and confidentiality obligations in our favor.

Pursuant to the terms of a severance agreement dated June 26, 2010, between us and Thomas A. Masilla, Jr., Mr. Masilla is entitled to: (i) receive an annual base salary of $320,000.00, (ii) earn an annual performance based bonus pursuant to our 2010 Incentive Compensation Plan as determined by our board of directors’ compensation committee, (iii) receive employee benefits, fringe benefits and perquisites consistent with, and on the same basis as, other of our high level executives. Mr. Masilla’s severance agreement will expire at the end of the month in which he reaches 70 years of age unless previously terminated. If the severance agreement is terminated by us with cause or by Mr. Masilla, Mr. Masilla shall be entitled to receive that portion of his base salary earned, but unpaid, as of the date of termination and all vested benefits, including 401K and previously deferred compensation. If Mr. Masilla is terminated by us without cause for any reason other than Mr. Masilla’s death or disability, Mr. Masilla shall be entitled to receive the following: (i) that portion of his base salary earned, but unpaid, as of the date of termination, (ii) a pro-rata portion of the annual bonus earned in the year of termination, measured as of the date of termination, (iii) any annual bonus earned for a prior completed calendar year to the extent not paid or deferred (the “Masilla Accrued Obligations”), (iv) a lump sum payment in cash (the “Masilla Severance Payment”) equal to two times the sum of (a) Mr. Masilla’s base salary in effect at the time of termination, and (b) the cash portion of Mr. Masilla’s annual bonus for the calendar year immediately preceding the year in which the termination occurs and (v) (a) any outstanding equity awards shall become fully vested and exercisable and any restrictions thereon shall lapse as of the date of termination and (b) any stock options outstanding as of the date of termination must be exercised within 90 days of termination (together, the “Masilla Equity Benefits”). In order to receive the Masilla Severance Payment, Mr. Masilla will be required to sign a settlement agreement and release with us. If we terminate Mr. Masilla without cause, for any reason other than Mr. Masilla’s death or disability within twelve months of a change in control, Mr. Masilla shall be entitled to receive (i) the Masilla Accrued Obligations, (ii) the Masilla Severance Payment and (iii) the Masilla Equity Benefits. If Mr. Masilla is terminated due to disability, he will receive (i) six months base salary, (ii) any Masilla Accrued Obligations and (iii) any Masilla Equity Benefits. Further, Mr. Masilla has agreed to certain non-solicitation and confidentiality obligations in our favor.

Warrant Agreement

In connection with our initial public offering and the appointment of a warrant agent for our publicly-traded warrants, we entered into a warrant agreement with Continental Stock Transfer & Trust Company, as warrant agent. The warrant agreement provides for the various terms, restriction and governing provisions that dictate all the terms of our publicly-traded warrants.

Founder Warrant Agreement

In connection with a private placement made in connection with our initial public offering and the appointment of a warrant agent for warrants originally issued to our founders in such private placement, we entered into a founder warrant agreement on May 30, 2007 with Continental Stock Transfer & Trust Company, as warrant agent. The founder warrant agreement, which was amended on August 30, 2010, provides for the various terms, restriction and governing provisions that dictate the terms of the Founder Warrants.

Purchase Option

In connection with our initial public offering, we sold to the representatives of the underwriters, for $100, an option to purchase up to a total of 700,000 units in the aggregate (350,000 units to each representative), each consisting of one share of our common stock and two warrants (which we refer to herein as the “Underwriter Warrants”), at $7.50 per unit. Each Underwriter Warrant entitles the holder to purchase one share of our common stock at a price of $6.25.

11.	Certain Legal Matters; Regulatory Approvals.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of warrants pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of warrants pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

12.	U.S. Federal Income Tax Consequences.

The following summary describes the material U.S. federal income tax consequences of the Offer to U.S. holders and non-U.S. holders (each as defined below) whose warrants are tendered and accepted for payment. This discussion assumes that warrant holders hold warrants as capital assets within the meaning of the Internal Revenue Code of 1986, as amended, or the Code. This discussion does not address all aspects of U.S. federal taxation that may be relevant to a particular warrant holder in light of the warrant holder’s individual investment or tax circumstances. In addition, this discussion does not address (i) state, local or non-U.S. tax consequences, (ii) the special tax rules that may apply to certain warrant holders, including without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers who have elected mark-to-market accounting, taxpayers that are subject to the alternative minimum tax, tax-exempt entities, regulated investment companies, real estate investment trusts, taxpayers whose functional currency is not the U.S. dollar, or U.S. expatriates or former long-term residents of the United States, or (iii) the special tax rules that may apply to a warrant holder that acquires, holds, or disposes of warrants as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated investment. Additionally, this discussion does not consider the tax treatment of partnerships (or other entities treated as partnerships for U.S. federal income tax purposes) or other pass-through entities or persons who hold warrants through such entities.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury Regulations, judicial opinions, and published positions of the IRS, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. person. As used in this discussion, the term “U.S. holder” means a beneficial owner of warrants that is a U.S. person and the term “non-U.S. holder” means a beneficial owner of warrants (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the Offer.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer. Warrant holders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local, or non-U.S. tax laws and any applicable tax treaty.

Non-Participation in the Tender Offer. Holders of warrants who do not tender any of their warrants in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as result of the consummation of the Offer.

Exchange of Warrants Pursuant to the Offer. Warrant holders electing to receive, in whole or in part, shares of our class A common stock should be able to treat the exchange of warrants as a tax-free recapitalization for U.S. federal income tax purposes. The tax treatment of warrant holders electing to receive the Cash Purchase Price only is described further below. A U.S. holder who elects to receive, in whole or in part, shares of our class A common stock should not recognize loss upon the exchange of warrants for class A common stock, but should recognize gain on the exchange equal to the lesser of (i) the excess, if any, of the amount of the cash payment plus the fair market value of the class A common stock received in the exchange over the U.S. holder’s adjusted tax basis in the warrants surrendered and (ii) the amount of the cash payment (excluding any cash received in lieu of fractional shares). A U.S. holder’s tax basis in the class A common stock received in the exchange (including any fractional share deemed to be received) should be the same as the U.S. holder’s adjusted tax basis in the warrants surrendered, decreased by the cash payment (other than cash received in lieu of fractional shares) and increased by the gain recognized on the exchange (other than gain recognized by reason of the receipt of cash in lieu of a fractional share of class A common stock). A U.S. holder’s holding period in the class A common stock received should include its holding period for the warrants surrendered. If a U.S. holder receives cash in lieu of a fractional share of class A common stock, it should be treated as having received such fractional share and immediately sold it for the amount of such cash. Accordingly, the receipt of such cash in lieu of a fractional share of class A common stock should generally result in taxable gain or loss equal to the difference between the cash received in lieu of such fractional share less the adjusted tax basis that is allocable to the fractional share of class A common stock. Any gain recognized on the exchange (including any gain recognized on the receipt of cash in lieu of a fractional share of class A common stock) will generally be capital gain and will be long-term capital gain if, at the time of the exchange, the warrants surrendered in the exchange have been held for more than one year. U.S. holders electing to receive, in whole or in part, shares of our class A common stock should consult their own tax advisors regarding the tax treatment of such election under their particular circumstances.

A U.S. holder who elects to receive the Cash Purchase Price only, will recognize gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the warrants. Any gain or loss recognized on the exchange will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the exchange, the warrants surrendered in the exchange have been held for more than one year.

Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15%. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. holder of warrants if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Any gain realized by a non-U.S. holder upon an exchange of warrants generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder), (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, or (iii) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held the warrants, and the non-U.S. holder owns, or is treated as owning, more than 5% of our shares. We currently are not and never have been a “United States real property holding corporation.”

Net gain realized by a non-U.S. holder described in clause (i) of the preceding sentence will be subject to tax at generally applicable U.S. federal income tax rates. Any such gains of a non-U.S. holder that is treated as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of such sentence will be subject to a flat 30% tax (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

Information Reporting and Backup Withholding. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, an amount (currently 28%) of the gross cash proceeds payable to a warrant holder or other payee pursuant to the Offer must be withheld and remitted to the IRS unless the warrant holder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct and that the warrant holder is exempt from backup withholding. In addition, the gross proceeds payable to a U.S. holder of warrants in the Offer will be subject to U.S. information reporting. To avoid backup withholding, each tendering warrant holder that is a U.S. holder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary, unless the warrant holder otherwise establishes to the satisfaction of the Depositary that the warrant holder is not subject to backup withholding. If a U.S. holder provides the Depositary with an incorrect taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. holders) are not subject to backup withholding.

In order for a non-U.S. holder to qualify as an exempt recipient, that warrant holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that warrant holder’s exempt status. A non-U.S. holder that is an exempt recipient is not subject to information reporting and backup withholding on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of warrants where the transaction is effected outside the United States through a foreign office of a foreign broker. However, information reporting requirements, but not backup withholding, generally will apply to such a payment if the broker is (i) a U.S. person, (ii) a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) a controlled foreign corporation as defined in the Code or (iv) a foreign partnership with certain U.S. connections, unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules will reduce the net amount received by a holder but may be refunded or credited against the holder’s U.S. federal income tax liability, if any, provided that certain required information is furnished to the IRS in a timely manner. Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury Regulations.

13.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in Section 6 shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any warrants if we determine such extension is required by applicable law or regulation. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for warrants upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the warrants tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 promulgated under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date to the extent required by applicable law or regulation. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to warrant holders in a manner reasonably designed to inform warrant holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 promulgated under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase the number of warrants being sought in the Offer by more than 2% of our outstanding warrants, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to warrant holders in the manner specified in this Section 13, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

14.	Fees and Expenses.

We have retained Morrow & Co., LLC to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of warrants by mail, facsimile and personal interviews and may request brokers, dealers and other nominee warrant holders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by Westway for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of warrants pursuant to the Offer. Warrant holders holding warrants through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if warrant holders tender warrants through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

15.	Financial Information Regarding Westway

We incorporate by reference our financial statements for (i) the fiscal years ended December 31, 2009 and 2008, that were furnished in our Annual Report on Form 10-K filed with the SEC on March 16, 2010, as amended by the Amendment No. 1 to our Annual Report on Form 10-K filed with the SEC on April 30, 2010, and (ii) the six-months ended June 30, 2010, that were furnished in our Quarterly Report on Form 10-Q filed with the SEC on August 9, 2010.

The full text of all such filings with the SEC referenced above, as well as other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

Summary Financial Information. The following is a summary of historical consolidated statement of operations data and consolidated balance sheet data as of and for each period indicated. The summary historical consolidated financial data for the twelve month periods ended December 31, 2009 and 2008 are derived from our audited financial statements and related notes. In addition, the summary historical consolidated financial data as of and for the six month periods ended June 30, 2010 and 2009 are derived from our Form 10-Q filed with the SEC on August 9, 2010.

The summary historical consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the notes to the consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The information as of and for the six month period ended June 30, 2009 and as of and for the twelve month period ended December 31, 2009 includes the results of the acquired business operations of ED&F Man for only the 33 days and 217 days, respectively, beginning May 29, 2009 and ending December 31, 2009. Prior to May 29, 2009, our efforts were limited to organizational activities, activities relating to the initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, activities relating to negotiating and consummating the acquisition, and activities relating to general corporate matters; we neither engaged in any operations nor generated any revenue, other than interest income earned on the proceeds of the initial public offering. Prior to May 29, 2009, our efforts were limited to organizational activities, activities relating to our initial public offering, activities relating to identifying and evaluating prospective acquisition candidates, activities relating to negotiating and consummating the acquisition, and activities relating to general corporate matters; we neither engaged in any operations nor generated any revenue, other than interest income earned on the proceeds of the initial public offering.

Certain reclassifications have been made to previously issued financial statements to conform to the current period presentation. The reclassifications had no impact on net income.

Consolidated Statement of Operations Data:

	Six months ended June 30,		Twelve months ended December 31,
(in thousands, except for share data):	2010	2009(1)	2009(2)	2008
	(unaudited)	(unaudited)
Total net revenue	169,085	27,279	200,309	—

Total operating expenses(3)	162,093	40,021	200,275	869

Operating income (loss)	6,992	(12,742)	34	(869)
Total other income (expense)	(2,531)	(165)	(1,377)	2,396

Income (loss) before income tax provision and equity in earnings of unconsolidated subsidiary	4,461	(12,907)	(1,343)	1,527
Income tax benefit (provision)	(1,369)	3,293	(2,518)	(786)
Equity in earnings (loss) of unconsolidated subsidiary, net	(210)	6	134	—

Net income (loss)	2,882	(9,608)	(3,727)	741

Net income (loss) attributable to non-controlling interest	12	19	67	—

Net income (loss) attributable to Westway Group, Inc.	2,894	(9,589)	(3,660)	741
Preferred dividends accrued	(2,125)	(390)	(2,515)	—

Net income (loss) applicable to common stockholders	$769	$(9,979)	$(6,175)	$741

Net income (loss) per common share subject to possible redemption, basic and diluted	—	—	—	$0.00
Net income (loss) per share of common stock:
Basic	$0.01	$(0.51)	$(0.26)	$0.04
Diluted	$0.01	$(0.51)	$(0.26)	$0.03

(1)	Six months ended June 30, 2009 includes only 33 days of acquired business operations of ED&F Man from May 29, 2009 to June 30, 2009.
(2)	Twelve months ended December 31, 2009 includes only 217 days of acquired business operations of ED&F Man from May 29, 2009 to December 31, 2009.
(3)	Total operating expenses includes $13.7 million of business combination expenses for the period ended June 30, 2009 and $13.9 million for the period ended December 31, 2009, which resulted from the acquisition of the business operations of ED&F Man.

Consolidated Balance Sheet Data:

	As of
(in thousands)	June 30, 2010	December 31, 2009	December 31, 2008
	(unaudited)
Total current assets	79,597	83,517	138,665
Total non-current assets	413,931	427,934	712
Total current liabilities	47,887	59,349	486
Total non-current liabilities	158,205	156,741	3,312
Total Westway Group, Inc. stockholders’ equity	286,706	294,748	80,512
Non-controlling interest	730	613	—

Book value per share. Our book value per common share as of June 30, 2010 was $4.14.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of warrants pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of warrants residing in such jurisdiction.

Pursuant to Rule 13e-4(c)(2) promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 9 with respect to information concerning us. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this document or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase and Exchange, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation should not be relied upon as having been authorized by us, our board of directors, the Depositary or the Information Agent.

The Letter of Transmittal, certificates for warrants and any other required documents should be sent or delivered by each warrant holder who wishes to participate in the Offer or such warrant holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail: 17 Battery Place - 8th Floor New York, NY 10004 Attention: Reorganization Department	By Overnight Delivery: 17 Battery Place - 8th Floor New York, NY 10004 Attention: Reorganization Department	By Hand: 17 Battery Place - 8th Floor New York, NY 10004 Attention: Reorganization Department
Confirmation Telephone Number: (212) 509-4000, ext. 536

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of this Offer to Purchase and Exchange and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Warrant holders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

westway.info@morrowco.com

Warrant Holders Call Toll Free: (800) 662-5200

Banks and Brokers Call Collect: (203) 658-9400